SIFCO Industries, Inc. (“SIFCO”) Announces
Fiscal 2014 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its fiscal year 2014 and fourth quarter, which ended September 30, 2014.
Fiscal Year

•	Net sales in fiscal 2014 increased 3.2% to $119.7 million, compared with $116.0 million in fiscal 2013.

•	Income from continuing operations in fiscal 2014 was $5.6 million, or $1.03 per diluted share, compared with $9.8 million, or $1.81 per diluted share, in fiscal 2013.

•	Net income for fiscal 2014 was $5.0 million, or $0.92 per diluted share, compared with net income of $10.2 million, or $1.90 per diluted share, in fiscal 2013.

Fourth Quarter

•	Net sales in the fourth quarter of fiscal 2014 increased 3.4% to $33.0 million, compared with $31.9 million in the fourth quarter of fiscal 2013.

•
Income from continuing operations in the fourth quarter of fiscal 2014 was $1.0 million, or $0.17 per diluted share, compared with $3.9 million, or $0.73 per diluted share, in the fourth quarter of fiscal 2013.

•
Net income for the fourth quarter of fiscal 2014 was $0.7 million, or $0.13 per diluted share, compared with net income of $2.9 million, or $0.54 per diluted share, in the fourth quarter of fiscal 2013.

CEO Michael S. Lipscomb stated, “Fiscal 2014 was a year of consolidation for SIFCO, in which the transformative changes set in motion in the previous years created the pure play, aerospace and energy (A&E) focused forging business that SIFCO is today.  In continuing to take steps to support our strategic vision, the Company significantly invested in infrastructure to support future growth, including beginning an ERP implementation that will eventually be company-wide and replacing legacy equipment with next-generation technology to achieve sustainable cost savings.  SIFCO also reached a milestone as a public company.  Because our market capitalization surpassed certain thresholds, SIFCO became an accelerated filer and is no longer a non-accelerated, smaller reporting company. While this required the Company to incur additional unplanned costs associated with meeting expanded reporting and internal controls requirements, the process has strengthened SIFCO as a company.  Overall, we believe that our strategy remains sound, the outlook in our target markets is favorable, and we will continue to provide sustained, long-term growth for our shareholders."

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2014 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Fiscal Year Ended September 30
(Amounts in thousands, except per share data)

	Fiscal Year Ended September 30,
	2014	2013
Net sales	$119,654	$116,001
Cost of goods sold	93,729	87,986
Gross margin	25,925	28,015
Selling, general and administrative expenses	15,680	12,262
Amortization of intangible assets	2,161	2,076
Loss (gain) on disposal of operating assets	(3)	(89)
Operating income	8,087	13,766
Interest income	(17)	(24)
Interest expense	201	342
Foreign currency exchange (gain) loss, net	(20)	23
Other income, net	(433)	(421)
Income from continuing operations before income tax provision	8,356	13,846
Income tax provision	2,753	4,088
Income from continuing operations	5,603	9,758
Income (loss) from discontinued operations, net of tax	(580)	476
Net income	$5,023	$10,234
Income per share from continuing operations
Basic	$1.04	$1.82
Diluted	$1.03	$1.81
Income (loss) per share from discontinued operations, net of tax
Basic	$(0.11)	$0.09
Diluted	$(0.11)	$0.09
Net income per share
Basic	$0.93	$1.91
Diluted	$0.92	$1.90

Weighted-average number of common shares (basic)	5,402	5,363
Weighted-average number of common shares (diluted)	5,424	5,401

Quarter Ended September 30
(Amounts in thousands, except per share data)

	Quarter Ended September 30,
	2014	2013
Net sales	$32,959	$31,880
Gross profit	6,894	8,534

Income from continuing operations	955	3,947

(Loss) from discontinued operations, net of tax	(212)	(1,041)
Net income	$743	$2,906

Income per share from continuing operations
Basic	$0.17	$0.74
Diluted	$0.17	$0.73
Income (loss) per share from discontinued operations, net of tax
Basic	$(0.04)	$(0.20)
Diluted	$(0.04)	$(0.19)
Net Income (loss) per share
Basic	$0.13	$0.54
Diluted	$0.13	$0.54
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Contacts

SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com